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                                                                   EXHIBIT 10.17

                       [VIEWPOINT CORPORATION LETTERHEAD]






                                                   January 29, 2001

Mr. Jeffrey J. Kaplan
310 River Road
Grandview, NY  10960


Dear Jeffrey:

        We are pleased to offer to you the full time, regular position of Executive Vice President and Chief Financial Officer with Viewpoint Corporation (the "Company"). You will work in our New York City headquarters and will report to and work under the direction of Robert E. Rice, Chief Executive Officer.


        1. Term. The initial term of your employment will commence on or before February 15, 2001 (the "Commencement Date") and, unless earlier terminated in accordance with this letter agreement, will continue until the close of business on the day immediately preceding the third anniversary of the Commencement Date. The term of your employment will automatically be extended for successive one-year periods if neither party notifies the other in writing at least 3 months prior to the then current term of employment that such term of employment will not be extended for an additional one year term. In the event that the Company elects not to renew this Agreement for an additional one-year term to begin upon the third anniversary of your employment, or any subsequent anniversary if the term has been extended, the Company will pay to you a one-time severance payment equal to your then-current Base Salary (as defined below).


        2. Compensation. (a) Salary. You will be an exempt, salaried employee. Your base salary will be $250,000 per year, earned and payable according to the Company's standard payroll practices and subject to annual review ("Base Salary").

                (b) Annual Bonus. You will also participate in the Company's Executive Incentive Compensation Plan as it exists from time to time. You will receive at least $100,000 under the Company's Executive Incentive Compensation Plan at the end of your first year of employment.


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                (c)     Signing Bonus. In addition to the Base Salary and the
annual bonus, the Company will pay you a one-time signing bonus of $50,000 upon commencement of employment.

        3. Benefits. All benefits which the Company may now or hereafter make available to employees of comparable status to you, will be made available to you as well, on all of the same terms and conditions. You shall be entitled to four weeks of paid vacation per annum.

        4. Stock Option. You will be granted a stock option entitling you to purchase 500,000 shares of Company common stock at an exercise price per share equal to the closing price of Company common stock on the business day immediately prior to your first day of employment (the "Stock Option"). Twenty-five percent of the shares subject to the Stock Option will vest on the first anniversary of your hire date and, thereafter, the balance will vest at the rate of 1/36th per month. The options shall expire 10 years from the date of grant (the "Stock Option Expiration Date"). The Stock Option will be subject to the Viewpoint Corporation 1996 Nonstatutory Stock Option Plan. Upon (a) a Change in Control of the Company, (b) termination of your employment by the Company without Cause, or (c) termination of your employment by you with Good Reason, the shares subject to the Stock Option will become fully vested and will remain exercisable until the earlier of five (5) years from the date of such event and the Stock Option Expiration Date.


        5. Certain Defined Terms. In addition to certain terms defined elsewhere in this letter agreement, the following terms have the following respective meanings:

                        "Change in Control of the Company" means and includes
                each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act) of any securities of the Company such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board; (ii) a change in the composition of the Board such that, during any 24-month period, persons who were directors at the beginning of such period (each an "Incumbent Director") cease for any reason (other than death) to constitute the majority of the Board; provided, however that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was nominated for election or elected to the Board with the affirmative vote of a majority of the directors who then qualified as Incumbent Directors; (iii) the consummation of any merger or

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                any other business combination (in one or more transactions, including, but not limited to a sale of all or substantially all of the assets) of the Company other than a transaction immediately following which the shareholders of the Company who own shares immediately prior to the transaction own, by virtue of their prior ownership of Company shares, at least 50% of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or (iv) the consummation of a plan of complete liquidation of the Company.


                        "Cause" means (a) a willful and continuing refusal by
                you to follow lawful directives of the Chief Executive Officer or Board of Directors of the Company, (b) conduct that is intentional and known by you to be harmful to the Company's best interests, or (c) your conviction for a felony or any crime involving dishonesty.

                        "Good Reason" means a breach by the Company of its
                obligations under this letter agreement, including any effective diminution of your duties


        6. Loans/Special Bonus. (a) Date of Issuance; Interest Rates; Security; Recourse. The Company will provide you with a loan in the amount of $375,000 upon your request at any time after the Commencement Date (the "First Loan") and an additional loan in the amount of $375,000 on the first anniversary of the Commencement Date (the "Second Loan"). Each loan will bear interest at the Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code on the date the loan is made. The First Loan and the Second Loan will be secured solely by the net, after-tax proceeds from the sale of the shares subject to the Stock Option and any subsequent options to purchase Company common stock or stock of any subsidiary or affiliate of the Company that may be granted to you in the future. Unless you resign without Good Reason or are terminated by the Company for Cause during the term of this letter agreement, the Company's recourse to repayment of the First Loan and the Second Loan will be limited to the Stock Option and any subsequent options that may be granted to you in the future. If you resign without Good Reason or your employment is terminated by the Company for Cause during the term of this letter agreement, the First Loan and Second Loan will become fully recourse to you.

                (b) Maturity Dates. The entire principal and interest of the First Loan will be due on the fourth anniversary of the date the First Loan is made. The entire principal and interest of the Second Loan will be due on the fourth anniversary of the date the Second Loan is made.

                (c) Forgiveness. The Company will forgive repayment of the First Loan and the Second Loan if, during the initial term or any additional term, (a) there is a Change in Control of the Company, (b) the Company completes a Qualifying Equity Financing (as defined below), or



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(c) the Company completes a Qualifying Acquisition (as defined below). In the event that, before the date that the Second Loan is disbursed, (a) there is a Change in Control of the Company, (b) the Company completes a Qualifying Equity Financing, or (c) the Company completes a Qualifying Acquisition, the Company will not extend the Second Loan to you but will instead provide you with a one-time special bonus of $375,000. In the Event any loans have been repaid and
(a), (b) or (c) occur during the initial term or any additional term, then a special bonus equal to the repayment amount will be paid to you. For purposes of this letter agreement, "Qualifying Equity Financing" means private or public offerings of capital stock and/or securities convertible into capital stock of the Company that result in greater than $25 million in aggregate gross proceeds received by the Company; provided, however, that any capital stock of the Company sold pursuant to a transaction under discussion prior to the Commencement Date shall not be included in calculating the amount of proceeds received by the Company. "Qualifying Acquisition" means an acquisition by the Company of the business and operations of another company in which the aggregate purchase price paid by the Company to the seller of such business is greater than $50 million.


        7. Consequences of a Change in Control. Upon a Change in Control of the Company during the initial term or any additional term of this letter agreement, the Company will (a) pay to you a lump sum payment equal to two times your then current Base Salary, (b) the Stock Option will become fully vested and exercisable until the earlier of five (5) years from the date of such Change in Control and the Stock Option Expiration Date, (c) the First Loan and the Second Loan (if made before such Change in Control) will be forgiven, and (d) if the Second Loan had not been made before such Change in Control, the Company will pay to you a one-time special bonus payment of $375,000.


        8. Termination Without Cause or For Good Reason. If your employment is terminated by the Company without Cause or terminated by you for Good Reason before the expiration of the initial term or any additional term of this letter agreement, (a) the Company will pay to you a lump sum payment equal to two times your then current Base Salary, (b) the Stock Option will become fully vested and exercisable until the earlier of five (5) years from the date of such termination and the Stock Option Expiration Date, (c) the First Loan and the Second Loan (if made before such termination) will be forgiven, and (d) if the Second Loan had not been made before such termination, the Company will pay to you a one-time special bonus payment of $375,000.


        9. Permanent Disability or Death. If you become Permanently Disabled (as defined below) or you die during the initial term or any additional term of your employment, (a) the Stock Option will become fully vested and exercisable until the earlier of five (5) years from the date of such Change in Control and the Stock Option Expiration Date, (b) the First Loan and the Second Loan (if made before such Permanent Disability or death) will be forgiven, (c) if the


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Second Loan had not been made before such Permanent Disability or death, the
Company will pay to you or your estate (as the case may be) a one-time special bonus payment of $375,000, and (d) the Company shall pay to you or your estate (as the case may be) an amount equal to any unpaid Base Salary you would have earned had you performed your duties for any then unexpired term of this letter agreement. "Permanently Disabled" and "Permanent Disability" means a mental, emotional or physical condition which has rendered you for a period of 180 consecutive days unable or incompetent to carry out, on a substantial full time basis, your duties


        10. General. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

        In acceptance of this position, please sign and return a copy of this letter, together with a signed copy of the enclosed Viewpoint Corporation Employee Invention, Copyright and Secrecy Agreement.

        We are delighted that you will be joining the Company. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.

                                                 Sincerely,

                                                 VIEWPOINT CORPORATION



                                                 By
                                                   -----------------------------

                                                    Robert E. Rice
                                                    Viewpoint Corporation


AGREED AND ACCEPTED


----------------------------
Jeffrey J. Kaplan

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